Exhibit 3.1

ALPHA-EN CORPORATION

CERTIFICATE OF DESIGNATIONS OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A PREFERRED STOCK

The undersigned DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of alpha-En Corporation, a Delaware corporation (the “Corporation”), at a special meeting of the Board of Directors held on May16, 2017 and in accordance with the Corporation’s Certificate of Incorporation and with the provisions of Section 151 of the Delaware General Corporation Law, which resolutions remain in full force and effect on the date hereof:

WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 2,000,000 shares, $0.01 par value per share (the “Preferred Stock”), issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any Series and the designation thereof, of any of them;

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid and as set forth in this Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock, to designate the rights, preferences, restrictions and other matters relating to the Series A Preferred Stock, which will consist of up to 2,000 shares of the Preferred Stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the provisions of the certificate of incorporation and applicable law, a series of Preferred Stock, no par value per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences, and relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions, of the shares of such series be and hereby are as follows:

Terms of Preferred Stock.

A. Designation, Amount and Par Value. The series of Preferred Stock will be designated as the Corporation’s Series A Preferred Stock (the “Series A Preferred Stock”) and the number of shares so designated will be 2,000. Each holder of the Series A Preferred Stock shall be a “Holder” and collectively, the “Holders”. Each share of Series A Preferred Stock will have a par value of $0.01 per share.

B. Ranking and Voting.

1. Ranking. The Series A Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank: (a) senior with respect to dividends and senior in right of liquidation with the Corporation’s common stock, par value $0.01 per share (“Common Stock”); and (b) pari passu to all future Preferred Stock of the Corporation.

2. Voting. Except as required by applicable law or as set forth herein, the holders of shares of Series A Preferred Stock will vote together with the holders of shares of Common Stock and not as a separate class. Each share of Series A Preferred Stock will have a number of votes equal to the number of shares of Common Stock then issuable upon conversion of such share of Series A Preferred Stock.

Exhibit 3.1

C. Dividends. Commencing on the date of the issuance of any such shares of Series A Preferred Stock (each respectively an “Issuance Date”), Holders of Series A Preferred Stock will be entitled to accrue cumulative dividends on each outstanding share of Series A Preferred Stock from the respective Issuance Date (“Dividends”), at a rate equal to 10.0% simple interest per annum of the original issue price of $1,000 per share (the “Original Issue Price”), subject to adjustment as provided herein (the “Dividend Rate”). Accrued Dividends will be payable quarterly. Any calculation of the amount of such Dividends payable pursuant to the provisions of this Section C. will be made based on a 365-day year, compounded quarterly beginning on the Issuance Date.

1. At the Corporation’s election, dividend payments may be made in cash or through the issuance of additional shares of Series A Preferred Stock at a valuation per share equal to the Original Issue Price.

2. So long as any shares of Series A Preferred Stock are outstanding, no dividends or other distributions will be paid, declared or set apart with respect to any Common Stock, unless the amount of any accumulated dividends are first paid to the holders of Series A Preferred Stock.

D. Protective Provisions.

1. So long as any shares of Series A Preferred Stock are outstanding, the Corporation will not, without the affirmative approval of the Holders of a majority of the shares of the Series A Preferred Stock then outstanding (voting as a class), (i) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate of Designations, (ii) authorize or create any class of stock ranking as to distribution of dividends senior to the Series A Preferred Stock, (iii) amend its certificate of incorporation or other charter documents in breach of any of the provisions hereof, (iv) increase the authorized number of shares of Series A Preferred Stock, or (v) enter into any agreement with respect to the foregoing.

2. A “Deemed Liquidation Event” will mean: (a) a merger or consolidation in which the Corporation is a constituent party or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of the surviving or resulting corporation or if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

3. The Corporation will not have the power to effect a Deemed Liquidation Event referred to in Section I.D.2 unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation will be allocated among the holders of capital stock of the Corporation in accordance with Section I.E.

Exhibit 3.1

E. Liquidation

1. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, liquidation of the Corporation’s assets shall be made in the following order of priority: (a) first, payment or provision for payment of debts and other liabilities of the Corporation; (b) second, payment to the Holders of Series A Preferred Stock, paid out of the assets of the Corporation available for distribution to its stockholders an amount with respect to each share of Series A Preferred Stock equal to (without duplication): (x) the Original Issue Price, plus (y) any accrued but unpaid Dividends thereon; and (c) third, to the extent assets of the Corporation remain available for distribution to its stockholders, payment to the holders of Common Stock by reason of their ownership thereof.

2. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation will be insufficient to make payment in full to all Holders, then such assets will be distributed among the Holders at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

F. Redemption.

1. Redemption by the Corporation. The Corporation will have the right, at the Corporation’s option, to redeem all or a portion of the shares of Series A Preferred Stock at any time or times after the one year anniversary of the Issuance Date of such Series A Preferred Stock, at a price per share (the “Redemption Price”) equal to the sum of the following (without duplication): (a) the Original Issue Price, plus (b) any accrued but unpaid Dividends.

2. Mechanics of Redemption. If the Corporation elects to redeem any of the Holders’ Series A Preferred Stock then outstanding, it will deliver written notice thereof (“Notice of Redemption at Option of Corporation”) to each Holder, which Notice of Redemption at Option of Corporation will indicate (a) the number of shares of Series A Preferred Stock that the Corporation is electing to redeem and (b) the applicable Redemption Price.

3. Payment of Redemption Price. Upon receipt by any Holder of a Notice of Redemption at Option of Corporation, such Holder will promptly submit to the Corporation such Holder’s Series A Preferred Stock certificates. Upon receipt of such Holder’s Series A Preferred Stock certificates, the Corporation will pay the Redemption Price to such Holder in cash.

G. Conversion.

1. Mechanics of Conversion.

a. Subject to the terms and conditions hereof, one or more of the Series A Preferred Stock may be converted into shares of Common Stock, at any time or times after the Issuance Date, at the option of Holder, by the Holder’s delivery of a written notice to the Corporation (the “Conversion Notice”), of the Holder’s election to convert the Series A Preferred Stock. Within 10 business days after receipt of a Conversion Notice, the Corporation shall issue to the Holder of such Series A Preferred Stock a number of shares of Common Stock equal to the product of (a) 572 multiplied by (b) the number of shares Series A Preferred Stock subject to the Conversion Notice.

b. No fractional shares of Common Stock are to be issued upon conversion of Series A Preferred Stock.

c. If held in certificated form, the Holder shall be required to deliver the original certificates for the Series A Preferred Stock, or an affidavit of lost certificate, in order to effect a conversion hereunder.

Exhibit 3.1

2. Stock Splits. At the Issuance Date, each share of Series A Preferred Stock will be convertible into 572 shares of Common stock (the “Conversion Ratio”). If the Corporation at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Ratio in effect immediately prior to such subdivision will be proportionately adjusted. If the Corporation at any time on or after such Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Ratio in effect immediately prior to such combination will be proportionately adjusted.

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Exhibit 3.1

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf by the undersigned Executive Chairman and Treasurer this18th day of May, 2017.

By:	/s/ Jerome I. Feldman
Jerome I. Feldman
Executive Chairman and Treasurer